Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated July 29, 2025 with respect to the financial statements of U.S. Gold Corp. and Subsidiaries for the year ended April 30, 2025 included in the Annual Report on Form 10-K. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Marcum LLP

Houston, Texas

August 21, 2026